Exhibit 99.1

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COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2015 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 5, 2015 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2015, ended February 15, 2015.

Net sales for the quarter increased four percent, to $26.87 billion, from $25.76 billion last year. Net sales for the first half increased six percent, to $53.16 billion, from $50.22 billion last year.

Comparable sales for the twelve-week and twenty-four-week periods were as follows:

	12 Weeks	24 Weeks
U.S.	4%	5%
International	-2%	-1%
Total	2%	3%

Comparable sales for these periods, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

	12 Weeks	24 Weeks
U.S.	8%	8%
International	8%	7%
Total	8%	7%

Net income for the quarter was $598 million, or $1.35 per diluted share, compared to $463 million, or $1.05 per diluted share, last year. Net income for the first half was $1,094 million, or $2.47 per diluted share, compared to $888 million, or $2.01 per diluted share, last year.

According to Richard Galanti, Chief Financial Officer: “Net income was positively impacted by a $57 million ($0.13 per diluted share) tax benefit in connection with February’s special cash dividend to the extent received by the Company 401(k) plan participants. In addition, this quarter’s net income was negatively impacted by a $14 million ($0.03 per diluted share) tax charge relating to an ongoing income tax matter.”

For the four-week reporting month of February ended March 1, 2015, the Company reported net sales of $8.18 billion, an increase of four percent from $7.90 billion during the similar four-week period last year. For the twenty-six week year-to-date period ended March 1, 2015, net sales were $57.19 billion, an increase of five percent from $54.22 billion during the similar twenty-six week period last year.

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Comparable sales for the four-week and twenty-six-week periods ended March 1, 2015 were as follows:

	4 Weeks	26 Weeks
U.S.	2%	5%
International	0%	-1%
Total	1%	3%

Comparable sales for these periods, excluding the negative impacts from gasoline price deflation and foreign exchange, were as follows:

	4 Weeks	26 Weeks
U.S.	7%	7%
International	12%	8%
Total	8%	7%

Costco currently operates 671 warehouses, including 474 in the United States and Puerto Rico, 88 in Canada, 34 in Mexico, 26 in the United Kingdom, 20 in Japan, 11 in Korea, 10 in Taiwan, seven in Australia and one in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these second quarter operating results and February sales results is scheduled for 8:00 a.m. (PT) today, March 5, 2015, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 15, 2015	February 16, 2014	February 15, 2015	February 16, 2014
REVENUE
Net sales	$26,872	$25,756	$53,156	$50,224
Membership fees	582	550	1,164	1,099

Total revenue	27,454	26,306	54,320	51,323
OPERATING EXPENSES
Merchandise costs	23,897	23,043	47,282	44,867
Selling, general and administrative	2,671	2,531	5,367	5,032
Preopening expenses	9	8	24	32

Operating income	877	724	1,647	1,392
OTHER INCOME (EXPENSE)
Interest expense	(27)	(26)	(53)	(53)
Interest income and other, net	20	30	55	48

INCOME BEFORE INCOME TAXES	870	728	1,649	1,387
Provision for income taxes	263	255	537	483

Net income including noncontrolling interests	607	473	1,112	904
Net income attributable to noncontrolling interests	(9)	(10)	(18)	(16)

NET INCOME ATTRIBUTABLE TO COSTCO	$598	$463	$1,094	$888

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.36	$1.05	$2.49	$2.02

Diluted	$1.35	$1.05	$2.47	$2.01

Shares used in calculation (000’s)
Basic	440,384	439,776	439,567	438,868
Diluted	442,896	442,829	442,522	442,627

Cash dividends declared per common share	$5.355	$0.31	$5.710	$0.62

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	February 15, 2015	August 31, 2014
ASSETS
Cash and cash equivalents	$5,866	$5,738
Short-term investments	1,587	1,577
Receivables, net	1,287	1,148
Merchandise inventories	8,558	8,456
Deferred income taxes and other current assets	760	669

Total current assets	18,058	17,588
Property and equipment, net	14,872	14,830
Other assets	670	606

TOTAL ASSETS	$33,600	$33,024

LIABILITIES AND EQUITY
Accounts payable	$8,302	$8,491
Accrued salaries and benefits	2,391	2,231
Deferred membership fees	1,318	1,254
Other current liabilities	6,238	2,436

Total current liabilities	18,249	14,412
Long-term debt, excluding current portion	3,830	5,093
Deferred income taxes and other liabilities	1,096	1,004

Total liabilities	23,175	20,509

Total Costco stockholders’ equity	10,206	12,303
Noncontrolling interests	219	212

Total equity	10,425	12,515

TOTAL LIABILITIES AND EQUITY	$33,600	$33,024